Exhibit 10.12

ModeRNA Therapeutics, Inc.

February 23, 2011

Stephane Bancel

Boston, MA

Dear Stephane:

It is my pleasure to confirm our offer to you for the position of Chief Executive Officer and Board Member for ModeRNA Therapeutics, Inc. (“Company”).

Compensation: You will receive a base salary of $400,000 annually prorated for four-fifths (4/5) time, which will be paid semi-monthly during the term of your employment in accordance with the Company’s standard payroll policies and will be subject to applicable tax reporting and tax withholding.

Annual Performance Bonus: You will be eligible to receive an annual performance bonus up to thirty-five (35) percent of annual base salary prorated for four-fifths (4/5) time based on achieving certain milestones which shall be mutually agreed to between the Board of Directors and you.

Stock Option and Restricted Stock: You will be granted as incentive stock restricted shares totaling 10% of the Company’s common stock (1.87M shares) subject to approval of, and at a price to be determined by the Company’s Board of Directors, which will be equal to the fair market value of our common stock on the date of grant. Your restricted shares, which will be subject to the standard terms and conditions of ModeRNA Therapeutics, Inc.’s 2010 stock incentive plan, will be brought to the Board of Directors for approval soon after you begin employment with the Company. Following the approval by the Company’s Board of Directors the shares will vest, subject to continued employment, over four years at a rate of 25% on the first anniversary of the commencement date of your employment and an additional 6.25% per quarter for the next twelve successive quarters of employment.

Company Agreements: the offer of employment is contingent upon you signing ModeRNA Therapeutics Confidentiality, Intellectual Property and Non-compete and Non-solicitation agreements. These agreements are attached to this offer letter. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. The I-9 Employment Verification form is attached.

If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at ModeRNA Therapeutics, please let us know as soon as possible.

You may indicate your acceptance of this offer by signing on the appropriate space below and returning a signed copy along with the necessary agreements referenced in this letter in the enclosed stamped envelope to my attention. Your anticipated start date is April 1, 2011 but may be delayed to allow you to receive appropriate US immigration status.

Stephane, we are all excited about the opportunity to work with you. Feel free to contact any of us if you have any questions or need more information. On behalf of all our team members, let me extend a sincere welcome.

Sincerely,

/s/ Noubar Afeyan
Noubar Afeyan Board Member ModeRNA Therapeutics

Accepted and Agreed to:

/s/ Stephane Bancel
Stephane Bancel

Date

2/24/2011